January 8, 2014

To the Board of Directors

Autovative Technologies, Inc.

We hereby consent to the incorporation of our opinion dated for the period December 10, 2012 (date of inception) through September 30, 2013 (year end) in the S1 of Autovative Products., Inc.

Very truly yours,

Kyle L. Tingle, CPA, LLC

Kyle L. Tingle, CPA, LLC